                                                                  EXHIBIT 12




             FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
             -------------------------------------------------------
             Statements of Ratios of Combined Income from Operations
             -------------------------------------------------------
                    and Combined Net Income to Fixed Charges
                    ----------------------------------------
                          (In thousands, except ratios)

                                             Nine Months Ended
                                               September 30,                          Years Ended December 31,
                                              -------------                           ------------------------
                                              1996       1995             1995       1994        1993         1992        1991
                                              ----       ----             ----       ----        ----         ----        ----

Income before capital gain or
  loss, extraordinary loss and
  cumulative effect of accounting
  change                                    $ 1,140    $  2,204         $ 3,256    $ 6,485     $10,276      $12,657     $13,330

Add fixed charges, exclusive of
  construction interest capitalized          17,997      17,064          22,987     21,865      19,103       19,469      21,513
                                             ------      ------          ------     ------      ------       ------      ------

Income from operations, as defined           19,137      19,268          26,243     28,350      29,379       32,126      34,843
Capital gains                                   ---      29,870          29,870        ---       4,948        5,775       4,906

Reduction for unrealized loss on
  carrying value of assets identified
  for disposition                               ---         ---          14,000        ---        ---           ---         ---
                                            -------    --------         -------    -------     -------      -------     -------

Net income, as defined                      $19,137    $ 49,138         $42,113    $28,350     $34,327      $37,901     $39,749
                                            =======    ========         =======    =======     =======      =======     =======


Fixed charges:
  Interest
     - Mortgage loans                       $  6,368   $  5,836         $ 7,670    $ 7,335     $ 5,777      $ 6,182     $ 6,493
     - Senior notes                            6,871      6,979           9,305      9,305       5,779        4,199       4,199
     - 10.25% debentures                         ---        ---             ---        ---       3,214        3,858       3,858
     - Bank loans and other                    4,274      3,810           5,422      4,640       3,747        4,694       6,221
     - Capitalized interest                      107         51             169        ---         ---          ---        ---
     Amortization of debt issue costs            148        137             184        168         162          122          95
     Rents (1)                                   336        302             406        417         424          414         647
                                            --------   --------         -------    -------     -------      -------     -------

Fixed charges, as defined                   $ 18,104   $ 17,115         $23,156    $21,865     $19,103      $19,469     $21,513
                                            ========   ========         =======    =======     =======      =======     =======


Ratio of income from operations, as
 defined, to fixed charges                     1.06        1.13            1.13      1.30         1.54         1.65        1.62
                                            ========   ========         =======    =======     =======      =======     =======


Ratio of net income, as defined,
 to fixed charges                              1.06        2.87            1.82      1.30         1.80         1.95        1.85
                                            =======    ========         =======    ======      =======      =======     =======



--------------------------------


(1) The interest portion of rentals is assumed to be one-third of all ground rental and net lease payments.




                                       11